EXHIBIT 10.6
ALLIED WASTE INDUSTRIES, INC.
2007 SENIOR MANAGEMENT INCENTIVE PLAN
[Effective January 1, 2007]
1. Establishment and Purpose of Plan
     Allied Waste Industries, Inc. (“Company”) hereby establishes this 2007 Senior Management Incentive Plan (“Plan”) to provide Annual Incentives for the Company’s Senior Executive Officers. The Plan is established pursuant to the Company’s Executive Incentive Compensation Plan (“EICP”). The purpose of the EICP and the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Affiliates (as defined in the EICP) and Subsidiaries. The Plan is intended to provide performance-based compensation under the EICP, and the Annual Incentives paid under this Plan will be subject to all of the terms of the EICP.
     Unless otherwise specified, capitalized terms used in this Plan are defined in Section 10.
2. Eligibility and Participation
     The Committee will determine which Senior Executive Officers are eligible to participate in the Plan and the terms of such participation as provided in this Plan. Participation in the Plan during the Performance Period does not guarantee participation (at all, or at the same or similar level) in any subsequent plan or performance period pursuant to the EICP.
3. Targeted Annual Incentive
     The Committee will determine the Targeted Annual Incentive for each Participant during the Performance Period. Targeted Annual Incentives shall be subject to any maximum set by the Committee in accordance with Section 5, and to any other applicable limitations in the EICP. Each Participant will be notified, in writing, of his Targeted Annual Incentive.
4. Performance Measures and Goals
     The Committee will establish (a) one or more Performance Goals that must be achieved for a Participant to receive payment of all or a portion of his Targeted Annual Incentive for the Performance Period, (b) the weighting assigned to each Performance Goal, so that its achievement will result in a specified percentage of the overall Annual Incentive being earned by a Participant, and (c) threshold, target, and maximum targets for each Performance Goal, if applicable. The Performance Goals shall be independent, so that the specified percentage of an overall Targeted Annual Incentive can be earned if one Performance Goal is met, even if the threshold performance is not met for another Performance Goal.
     Each Participant will be notified, in writing, of the Performance Goals, targets and weightings applicable for his Targeted Annual Incentive.
     The Performance Goals, targets and weightings will not change for the Performance Period; provided, however, that if an extraordinary transaction or event results in a significant impact relative to one or more of the Performance Goals, the Committee, in its complete and sole discretion, may adjust one or more of the Performance Goals used in the Performance Period to exclude or reduce the impact of that transaction or event.
5. Annual Incentive Payments
     As promptly as practicable after the end of the Performance Period, the Committee, in its sole and complete discretion, will determine (a) whether and to what extent the Performance Goals have been attained for the Performance Period, and (b) whether and to what extent each Participant is entitled to receive payment of an Annual Incentive. In making its determination, the Committee may establish a maximum amount, per Participant, to be paid that is lower than the Targeted Annual Incentive. The Committee will document, in writing, its determination, including the amount of the Annual Incentive payment, if any, to be made to each Participant.
     No Annual Incentive payments will be made prior to the Committee’s determination of the amounts to be paid. Once the Committee has determined the amount of the Annual Incentive to be paid, unless otherwise elected by the Participant in accordance with Section 6, payment will be made in a lump sum cash payment not later than February 29, 2008 (or the immediately following business day if February 29, 2008 is not a business day) (“Payment Date”), provided, however, that the Participant must be employed on the last day of the Performance Period. If a Participant’s employment is terminated prior to the last day of the Performance Period, the Participant’s Annual Incentive for that Performance Period will be forfeited in its entirety unless the Participant’s termination of employment is terminated as a result of the Participant’s death, disability (as defined in the Participant’s employment agreement with the Company), or retirement (as defined in the Participant’s employment agreement with the Company), in which case the Participant will receive a prorated portion of his or her Annual Incentive, or as otherwise provided in the Participant’s employment or other written agreement with the Company.
6. Participant’s Right to Convert a Portion of the Annual Incentive
     A Participant may elect (in whole percentages that are increments of 5%, e.g., 5%, 10%, 15%) to have at least 5% but no more than 40% of the Annual Incentive payment that would otherwise be paid to him under Section 5 converted into Restricted Stock Units granted under, and subject to all of the terms of, the Company’s 2006 Incentive Stock Plan, as amended. To be valid, this election must be made, in writing, on a form approved by the Company, no later than a date that is six months before the end of the Performance Period, provided that in no event may this election be made after the Annual Incentive payment has become both substantially certain to be paid and readily ascertainable. In addition, to be eligible to make this election, a Participant must have been continuously employed by the Company for the period of time beginning on the effective date of this Plan and ending on the date the election is made. Notwithstanding the foregoing, if a Participant becomes newly eligible to participate in this Plan during the Performance Period, this election may be made, in writing on a form approved by the Company, within 30 days after the date on which the Participant first becomes newly eligible to participate in this Plan; provided, however, that the election must apply only to the portion of the Annual Incentive payment that is earned after the date on which the election is made.
     If a Participant makes a timely election, and is otherwise entitled to receive an Annual Incentive payment under the preceding paragraph, on the Payment Date, the Participant will receive a number of Restricted Stock Units determined as follows: (the Participant’s Annual Incentive payment multiplied by the percentage that the Participant elected to convert) divided by the Fair Market Value of a Share as of December 31, 2007, with the resulting number rounded down to the nearest whole number. In addition, on the Payment Date the Company shall grant to the Participant an additional number of Restricted Stock Units (“Matching Restricted Stock Units”), determined as follows: the number of Restricted Stock Units resulting from the conversion according to the preceding sentence, multiplied by 0.50, rounded up to the nearest whole number if the resulting number is not a whole number. The portion of the Participant’s Annual Incentive payment that is not converted to Restricted Stock Units will be paid in accordance with Section 5. For each Restricted Stock Unit, the Participant will receive one Share on the first anniversary of the Payment Date (“Restricted Stock Settlement Date”). For each Matching Restricted Stock Unit, the Participant will receive one Share on the second anniversary of the Payment Date (“Matching Restricted Stock Unit Settlement Date”); provided, however, that if the Participant’s employment is terminated prior to the Matching Restricted Stock Settlement Date, the Participant’s Matching Restricted Stock Units will be forfeited in their entirety unless otherwise provided in the Participant’s employment or other written agreement with the Company.
7. Administration
     The Committee is responsible for the administration and interpretation of the Plan and the EICP. All determinations under the Plan (including but not limited to eligibility, terms and conditions of participation, and payment of Annual Incentives) will be made by the Committee in its sole and complete discretion. The Committee may establish such rules and procedures as it deems necessary or advisable for the proper administration of the Plan and may take any such other action in connection with or in relation to accomplishing the objectives of the Plan as the Committee deems necessary or advisable.

     Each determination or other action made or taken with respect to the Plan, including the interpretation of all of the provisions of the Plan and the specific conditions of and provisions for any Annual Incentives paid under the Plan, will be final and conclusive for all purposes and upon all persons.
     The Committee may delegate certain of its administrative powers with respect to the Plan to one or more officers of the Company. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents with respect to the Plan on behalf of the Committee. However, the Committee will remain responsible for approving all of the terms and conditions of the Plan, including but not limited to determining the establishment and satisfaction of Performance Goals.
     No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.
8. Amendment and Termination
     The Committee may, at any time, and in its sole discretion, amend, modify, suspend, or terminate the Plan, including any amendment deemed by the Committee to be necessary or desirable to correct any defect or to rectify an omission or to reconcile any inconsistency in the Plan or in any Annual Incentive, provided that such amendment is not inconsistent with the terms of the EICP, and provided that stockholder approval of such amendment is obtained if required by Securities and Exchange Commission or New York Stock Exchange rules or regulations, or by Section 162(m) of the Internal Revenue Code of 1986, as amended. No amendment, modification, suspension or termination of the Plan may in any manner affect Performance Goals previously certified by the Committee as having been attained, or Annual Incentive payments previously approved by the Committee, without the consent of the Participant, unless the Committee has made a determination that an amendment or modification is in the best interests of the Company and all of the Participants, but in no event may such amendment or modification result in an increase in the amount of any such payment.
9. Miscellaneous
     (a) The Plan and all determinations made and actions taken under the Plan will be governed by the laws of the State of Arizona and construed in accordance therewith.

     (b) Prior to pursuing any equitable or legal action, any individual who believes that he is entitled to an Annual Incentive payment under the terms of this Plan must follow these procedures.
     (i) Within 30 days after the Committee determines the Annual Incentive payments to be made for the Performance Period, an individual who disagrees with the Committee’s determination must file, in writing, a written statement with the Committee setting forth the amount that the individual believes should be paid to him and the basis and underlying facts supporting such belief. If an individual does not file a written statement with the Committee within such 30-day period, the Committee’s determination shall be deemed final, conclusive, and uncontestable.
     (ii) If a written statement is timely filed with the Committee, the Committee shall review the written statement and shall determine, in its sole and complete discretion, whether to confirm its prior determination or modify, in whole or in part, its prior determination. This review shall occur at the next regularly scheduled meeting of the Committee following the Committee’s receipt of the individual’s written statement; provided, however, that if the written statement is received within 15 days of the Committee’s next regularly scheduled meeting, the review may be postponed to the regularly scheduled meeting immediately following the next regularly scheduled meeting. The Committee will provide the individual with written notice of its decision on review within 15 days of the date on which the review occurs.
     (iii) If the individual’s request is denied in whole or in part, the individual may pursue applicable equitable or legal remedies; provided, however, that:
     (A) Any such action must be brought within 12 months of the date on which the individual receives the Committee’s written notice referred to in paragraph (ii) above;
     (B) Any such action must be brought in the Maricopa County Superior Court in the State of Arizona; and
     (C) In any such action, the Committee’s determination (including but not limited to interpretation of Plan provisions and any findings of fact) shall be treated as final and not subject to “de novo” review unless shown to be arbitrary and capricious.
     (c) The Company will have the right to deduct from all Annual Incentive payments any taxes required to be withheld with respect to such payments.

     (d) Any Annual Incentive payments due but not paid to a Participant who is deceased will be made to the Participant’s beneficiary. The Participant’s beneficiary will be the beneficiary on file with respect to Company paid life insurance or, if none, the Participant’s estate.
     (e) Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment.
10. Definitions
     (a) “Annual Incentive” means an incentive payment to be paid under this Plan if the requirements for the incentive are met.
     (b) “Board” means the Board of Directors of Allied Waste Industries, Inc.
     (c) “Committee” means the Management Development/Compensation Committee of the Board, or such other committee consisting of not less than two Non-Employee Directors as the Board of Directors may appoint from time to time to administer the Plan.
     (d) “Company” means Allied Waste Industries, Inc., its Subsidiaries, and any successors.
     (e) “EICP” means the Allied Waste Industries, Inc. Executive Incentive Compensation Plan, as may be amended from time to time.
     (f) “Fair Market Value” shall have the same meaning as defined in the EICP.
     (g) “Non-Employee Director” means a member of the Company’s Board of Directors who (i) is not at the time in question an officer or employee of the Company or any Subsidiary; (ii) has not received compensation for serving as a consultant or in any other non-director capacity or who had an interest in any transaction with the Company or any Subsidiary that would exceed the threshold for which disclosure would be required under Regulation S-K or (iii) has not been engaged through another party in a business relationship with the Company or any Subsidiary that would be disclosable under Regulation S-K.
     (h) “Performance Goal(s)” means one or more performance goals established by the Committee.
     (i) “Performance Period” means the Company’s fiscal year beginning January 1, 2007, and ending December 31, 2007.

     (j) “Plan” means the 2007 Senior Management Incentive Plan, as set forth herein and as may be amended from time to time.
     (k) “Participant” means a Senior Executive Officer who has been selected by the Committee to participate in this Plan.
     (l) “Restricted Stock Unit” means the Company’s unfunded promise to pay one Share for each such unit in accordance with the provisions of the Plan.
     (m) “Senior Executive Officers” means the Company’s Chief Executive Officer, President, Executive Vice Presidents, or any other person who is deemed by the Board to be an executive officer.
     (n) “Share” shall have the same meaning as defined in the EICP.
     (o) “Subsidiary” shall have the same meaning as defined in the EICP.
     (p) “Targeted Annual Incentive” is the amount, expressed as a percentage of the Participant’s annual base salary that the Participant may earn as an Annual Incentive under this Plan.

ALLIED WASTE INDUSTRIES, INC., a Delaware corporation

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